UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 12, 2007
RTI International Metals, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Ohio
(State or Other Jurisdiction of Incorporation)

001-14437	52-2115953

(Commission File Number)	(IRS Employer Identification No.)

1000 Warren Avenue Niles, Ohio	44446

(Address of Principal Executive Offices)	(Zip Code)
(330) 544-7700
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Boeing Contract
     On November 12, 2007, RTI International Metals, Inc. (“RTI” or the “Company”) entered into a ten-year agreement with The Boeing Company to supply extruded, welded and fully machined value-added structural titanium components for the Boeing 787 Dreamliner. While the contract is a requirements type contract and the total volume is subject to the continuation of the Boeing 787 project and the number of airplanes constructed under the project as well as other factors, RTI currently estimates that the contract will generate in excess of $900 million in revenue over its term which commences in 2008 and runs through 2017.
The Company’s press release announcing the Boeing contract is attached as Exhibit 99.1.
William Strome
     Effective November 19, 2007 the Company hired William F. Strome as Senior Vice President - Strategic Planning and Finance. Mr. Strome will be responsible for strategic planning and business development, treasury, and investor relations. He and RTI have entered into an employment agreement similar to those between the Company and its other executive officers. Each of the Company’s Executive Non-Change in Control Severance Policy and Executive Change in Control Severance Policy will be applicable to Mr. Strome as well.
     From late 2006 until joining RTI, Mr. Strome was a Principal in Laurel Mountain Partners, L.L.C., a private equity firm. Prior to that beginning in 2001 Mr. Strome was a Senior Managing Director and Group Head of Friedman, Billings, Ramsey & Co., Inc. (“FBR”) an investment banking firm where he was responsible for building, growing and managing a diversified industrials investment banking platform. Before joining FBR Mr. Strome spent twenty years with PNC Financial Services Group, Inc. in various roles including Managing Director — Capital Markets.
The Company’s press release announcing Mr. Strome’s hire is attached as Exhibit 99.2.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits. The following exhibits are being filed pursuant to Item 601 of Regulation S-K and General Instruction B2 to this Form 8-K:

Exhibit No.	Description

99.1	Press Release dated November 12, 2007

99.2	Press Release dated November 15, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RTI INTERNATIONAL METALS, INC.

Date: November 19, 2007	By:	/s/ Chad Whalen

Chad Whalen Vice President & General Counsel

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